PROSPECTUS Dated March 16, 2015 and	PRICING SUPPLEMENT NO. 3
PROSPECTUS SUPPLEMENT Dated February 17, 2017	Dated November 27, 2017
Registration Statement No. 333-202789
Filed Pursuant to Rule 424(b)(2)

€4,350,000,000
FORD MOTOR CREDIT COMPANY LLC

EURO MEDIUM-TERM NOTES
Due Nine Months or More from Date of Issue

Floating Rate Notes due 2024

Any person making or intending to make an offer of the Euro Medium-Term Notes may only do so in circumstances in which no obligation arises for Ford Motor Credit Company LLC (“Ford Credit”) or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer.

This document constitutes the Pricing Supplement for the Euro Medium-Term Notes described herein. This document must be read in conjunction with the accompanying Prospectus and Prospectus Supplement. Full information on Ford Credit and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement and the Prospectus and Prospectus Supplement. Copies of the Prospectus and Prospectus Supplement may be obtained at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address: Ford Motor Credit Company LLC, One American Road, Dearborn, MI 48126, Attn: Corporate Secretary, 1-800-426-2888. Ford Credit’s SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The Euro Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement.

1.	Issuer:	Ford Motor Credit Company LLC

2.	Trade Date:	November 27, 2017

3.	Issue Date:	December 1, 2017 (T+4)

4.	Stated Maturity:	December 1, 2024

5.	Specified Currency:	Euro

6.	Principal Amount:	€600,000,000

7.	Price to Public:	100.000% plus accrued interest from the Issue Date

8.	All-in Price:	99.600%

9.	Net Proceeds (Before Expenses) to Issuer:	€597,600,000

10.	Interest Rate Basis:	3-Month EURIBOR

11.	Index Maturity:	3 months

12.	Spread:	+70 basis points

13.	Interest Rate Calculation:	EURIBOR determined on Interest Determination Date plus the Spread

14.	Minimum Interest Rate:	0.000%

15.	Initial Interest Rate:	3-Month EURIBOR as of two TARGET Business Days prior to the Issue Date plus the Spread

16.	Interest Reset Dates:	Quarterly on the 1st of March, June, September, and December of each year, commencing March 1, 2018

17.	Interest Determination Dates:	Quarterly, two TARGET Business Days prior to each Interest Reset Date

18.	Interest Payment Dates:	Interest will be paid quarterly on the 1st of March, June, September, and December of each year, commencing March 1, 2018

19.	Interest Payment Date Convention:	Modified, Following Adjusted

20.	Business Day:	New York City, London, TARGET

21.	Change of Interest Basis or Redemption / Payment Basis:	Not Applicable

22.	Day Count Convention:	Actual/360

23.	ISIN:	XS1729872736

24.	Stabilization Agent:	Deutsche Bank AG, London Branch

25.	Plan of Distribution:	Name	Principal Amount Of Notes
		Banco Bradesco BBI S.A.	€90,000,000
		BNP Paribas	90,000,000
		Commerzbank Aktiengesellschaft	90,000,000
		Deutsche Bank AG, London Branch	90,000,000
		Goldman Sachs International	90,000,000
		UniCredit Bank AG	90,000,000
		BB Securities Limited	20,000,000
		BNY Mellon Capital Markets, LLC	20,000,000
		U.S. Bancorp Investments, Inc.	20,000,000
		Total	€600,000,000

The above Agents have agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.600% plus accrued interest from December 1, 2017 if settlement occurs after that date.

It is expected that delivery of the Notes will be made against payment therefor on or about December 1, 2017, which will be the fourth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+4”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.